Filed in the Office of	Business Number E0002432008-5
Barbara K. Cegavske	Filing Number 20170259907-02
Secretary State Of Nevada	Filed On 06/15/2017
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
TORON INC

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
Par Value Shares 2,500,000,000 Common Stock Par Value $.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
Par Value Shares 1,000,000,000 Common Stock Par Value $.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date and time of filing: (optional) Date: 06/01/2017 Time: 9:00AM
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X ______________________ Secretary

Signature of Officer Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.